     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2002



                                                      REGISTRATION NO. 333-82562


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 PRE-EFFECTIVE

                                AMENDMENT NO. 1

                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                           -------------------------

                             BROOKS AUTOMATION, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                04-3040660
        (State or Other Jurisdiction of                  I.R.S. Employer
        Incorporation or Organization)               Identification Number)

      15 ELIZABETH DRIVE, CHELMSFORD, MASSACHUSETTS 01824 - (978) 262-2400

               (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                           -------------------------

                               ROBERT J. THERRIEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BROOKS AUTOMATION, INC.
                               15 ELIZABETH DRIVE,
                         CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 262-2400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           -------------------------

                                   COPIES TO:

                            LAWRENCE M. LEVY, ESQUIRE
                         BROWN, RUDNICK, FREED & GESMER
                              ONE FINANCIAL CENTER
                                BOSTON, MA 02111
                                 (617) 856-8200

================================================================================

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                           -------------------------



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.


                                                         Subject to Completion,
                                                         Dated March 15, 2002


                             BROOKS AUTOMATION, INC.

                                  COMMON STOCK

                                1,030,000 SHARES


         The selling stockholders are selling all of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of these shares.

         The selling stockholders may offer the common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.


         Our common stock is quoted on the Nasdaq National Market under the symbol "BRKS". On March 14, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $48.09 per share.


         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  This prospectus is dated ________ __, 2002.

                                TABLE OF CONTENTS

     PROSPECTUS SUMMARY............................................................    3
     RISK FACTORS..................................................................    4
     SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................    14
     USE OF PROCEEDS...............................................................    15
     SELLING STOCKHOLDERS..........................................................    15
     PLAN OF DISTRIBUTION..........................................................    16
     LEGAL MATTERS.................................................................    17
     EXPERTS.......................................................................    17
     WHERE YOU CAN FIND MORE INFORMATION...........................................    18

                           -------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           -------------------------

                               PROSPECTUS SUMMARY

         This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

                                  ABOUT BROOKS

         We are a leading supplier of integrated factory automation solutions for the global semiconductor manufacturing and related industries. We have distinguished ourselves as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. Our automation solutions are designed to optimize equipment and factory productivity. These solutions include tool automation modules, complete semiconductor wafer handling systems, factory interface solutions and automation software and integration services.

         We are a Delaware corporation and were incorporated in 1989. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 262-2400. Our corporate website is www.brooks.com. The information on our website is not incorporated by reference in this prospectus.

                                  THE OFFERING

         The selling stockholders may offer and sell up to an aggregate of 1,030,000 shares of our common stock under this prospectus. The NASR Family Trust, one of the selling stockholders, obtained the shares it is offering under this prospectus in connection with our acquisition of substantially all of the assets of General Precision, Inc. on October 5, 2001. The remaining selling stockholders obtained their shares offered by this prospectus in connection with our acquisition of substantially all of the capital stock of Tec-Sem AG on October 9, 2001.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                    RISK FACTORS RELATING TO BROOKS' INDUSTRY

THE CYCLICAL DEMAND OF SEMICONDUCTOR MANUFACTURERS AFFECTS BROOKS' OPERATING RESULTS AND THE ONGOING DOWNTURN IN THE INDUSTRY COULD SERIOUSLY HARM BROOKS' OPERATING RESULTS.

         Brooks' business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. The semiconductor industry is highly cyclical and is currently experiencing a downturn. Brooks anticipates the downturn will continue during the next few quarters. Despite these industry conditions, Brooks plans to continue to invest in those areas which Brooks believes are important to its long-term growth, such as its infrastructure and information technology systems, customer support, supply chain management and new products. As a result, consistent with its experience in downturns in the past, Brooks believes the current industry downturn will lead to reduced revenues for it and may cause it to incur losses.

INDUSTRY CONSOLIDATION AND OUTSOURCING OF THE MANUFACTURE OF SEMICONDUCTORS TO FOUNDRIES COULD REDUCE THE NUMBER OF AVAILABLE CUSTOMERS.

         The substantial expense of building or expanding a semiconductor fabrication facility is leading increasing numbers of semiconductor companies to contract with foundries, which manufacture semiconductors designed by others. As manufacturing is shifted to foundries, the number of Brooks' potential customers could decrease, which would increase its dependence on its remaining customers. Recently, consolidation within the semiconductor manufacturing industry has increased. If semiconductor manufacturing is consolidated into a small number of foundries and other large companies, Brooks' failure to win any significant bid to supply equipment to those customers could seriously harm its reputation and materially and adversely affect its revenue and operating results.

BROOKS' FUTURE OPERATIONS COULD BE HARMED IF THE COMMERCIAL ADOPTION OF 300MM WAFER TECHNOLOGY CONTINUES TO PROGRESS SLOWLY OR IS HALTED.

         Brooks' future operations depend in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. A significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly impair Brooks' operations. Moreover, continued delay in transition to 300mm technology could permit Brooks' competitors to introduce competing or superior 300mm products at more competitive prices. As a result of these factors, competition for 300mm orders could become vigorous and could harm Brooks' results of operations.

                   RISK FACTORS RELATING TO BROOKS' OPERATIONS

BROOKS' SALES VOLUME SUBSTANTIALLY DEPENDS ON THE SALES VOLUME OF BROOKS' ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS AND ON INVESTMENT IN MAJOR CAPITAL EXPANSION PROGRAMS BY END-USER SEMICONDUCTOR MANUFACTURING COMPANIES.

         Brooks sells a majority of its tool automation products to original equipment manufacturers that incorporate Brooks' products into their equipment. Therefore, Brooks' revenues depend on the ability of these customers to develop, market and sell their equipment in a timely, cost-effective manner. Approximately 56% of Brooks' revenues during fiscal 2001 were derived from original equipment manufacturers.

         Brooks also generates significant revenues from large orders from semiconductor manufacturing companies that build new plants or invest in major automation retrofits. Brooks' revenues depend, in part, on continued capital investment by semiconductor manufacturing companies. Approximately 44% of Brooks' revenues during fiscal 2001 were derived from end-user semiconductor manufacturing companies.

DEMAND FOR BROOKS' PRODUCTS FLUCTUATES RAPIDLY AND UNPREDICTABLY, WHICH MAKES IT DIFFICULT TO MANAGE ITS BUSINESS EFFICIENTLY AND CAN REDUCE ITS GROSS MARGINS AND PROFITABILITY.

         Brooks' expense levels are based in part on its expectations for future demand. Many expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. The rapid and unpredictable shifts in demand for Brooks' products make it difficult to plan manufacturing capacity and business operations efficiently. If demand is significantly below expectations, Brooks may be unable to rapidly reduce these fixed costs, which can diminish gross margins and cause losses. A sudden downturn may also leave Brooks with excess inventory, which may be rendered obsolete as products evolve during the downturn and demand shifts to newer products. Brooks' ability to reduce expenses is further constrained because it must continue to invest in research and development to maintain its competitive position and to maintain service and support for its existing global customer base. Conversely, in sudden upturns, Brooks sometimes incurs significant expenses to rapidly expedite delivery of components, procure scarce components and outsource additional manufacturing processes. These expenses could reduce its gross margins and overall profitability. Any of these results could seriously harm Brooks' business.

BROOKS RELIES ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS FOR A LARGE PORTION OF ITS REVENUES AND BUSINESS.

         Brooks receives a significant portion of its revenues in each fiscal period from a relatively limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, could adversely affect Brooks' revenue, business and reputation. Sales to Brooks' ten largest customers accounted for approximately 39% of total revenues in the first quarter of fiscal 2002, 37% of total revenues in fiscal 2001, and 43% of total revenues in fiscal 2000.

DELAYS IN OR CANCELLATION OF SHIPMENTS OR CUSTOMER ACCEPTANCE OF A FEW OF BROOKS' LARGE ORDERS COULD SUBSTANTIALLY DECREASE ITS REVENUES OR REDUCE ITS STOCK PRICE.

         Historically, a substantial portion of Brooks' quarterly and annual revenues has come from sales of a small number of large orders. Some of Brooks' products have high selling prices compared to Brooks' other products. As a result, the timing of when Brooks recognizes revenue from one of these large orders can have a significant impact on its total revenues and operating results for a particular period because its sales in that fiscal period could fall significantly below the expectations of financial analysts and investors. This could cause the value of its common stock to fall. Brooks' operating results could be harmed if a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

BROOKS DOES NOT HAVE LONG-TERM CONTRACTS WITH ITS CUSTOMERS AND BROOKS' CUSTOMERS MAY CEASE PURCHASING BROOKS' PRODUCTS AT ANY TIME.

         Brooks generally does not have long-term contracts with its customers. As a result, Brooks' agreements with its customers do not provide any assurance of future sales. Accordingly:

         - Brooks' customers can cease purchasing its products at any time without penalty;

         - Brooks' customers are free to purchase products from Brooks' competitors;

         -        Brooks is exposed to competitive price pressure on each order;
                  and

         -        Brooks' customers are not required to make minimum purchases.

BROOKS' SYSTEMS INTEGRATION SERVICES BUSINESS HAS GROWN SIGNIFICANTLY RECENTLY AND POOR EXECUTION OF THOSE SERVICES COULD ADVERSELY IMPACT BROOKS' OPERATING RESULTS.

         The number of projects Brooks is pursuing for its systems integration services business has grown significantly recently. This business consists of integrating combinations of Brooks software and hardware products to provide more comprehensive solutions for Brooks' end-user customers. The delivery of these services typically is complex, requiring that Brooks coordinate personnel with varying technical backgrounds in performing substantial amounts of services in accordance with timetables. Brooks is in the early stages of developing this business and it is subject to the risks attendant to entering a business in which it has limited direct experience. In addition, Brooks' ability to supply these services and increase its revenues is limited by its ability to retain, hire and train systems integration personnel. Brooks believes that there is significant competition for personnel with the advanced skills and technical knowledge that it needs. Some of Brooks' competitors may have greater resources to hire personnel with those skills and knowledge. Brooks' operating margins could be adversely impacted if it does not effectively hire and train additional personnel or deliver systems integration services to its customers on a satisfactory and timely basis consistent with its budgets.

BROOKS' LENGTHY SALES CYCLE REQUIRES IT TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT BROOKS WILL GENERATE REVENUE.

         Brooks' tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from its original equipment manufacturer customers, Brooks must develop products for selection by a potential customer at the design stage. This often requires Brooks to make significant expenditures without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. Brooks cannot guarantee that the equipment manufactured by its original equipment manufacturing customers will be commercially successful. If Brooks or its original equipment manufacturing customers fails to develop and introduce new products successfully and in a timely manner, Brooks' business and financial results will suffer.

         Brooks also must complete successfully a costly evaluation and proposal process before Brooks can achieve volume sales of Brooks factory automation software and systems to customers. These undertakings are major decisions for most prospective customers and typically involve significant capital commitments and lengthy evaluation and approval processes. Brooks cannot guarantee that it will continue to satisfy evaluations by its end-user customers.

BROOKS' OPERATING RESULTS WOULD BE HARMED IF ONE OF ITS KEY SUPPLIERS FAILS TO DELIVER COMPONENTS FOR BROOKS' PRODUCTS.

         Brooks currently obtains many of its components on an as needed, purchase order basis. Generally, Brooks does not have any long-term supply contracts with its vendors and believes many of its vendors have been taking cost containment measures in response to the industry downturn. When demand for semiconductor manufacturing equipment increases, Brooks' suppliers face significant challenges in delivering components on a timely basis. Brooks' inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This could create customer dissatisfaction, cause lost revenue and otherwise materially and adversely affect Brooks' operating results. Delays on Brooks' part could also cause it to incur contractual penalties for late delivery.

BROOKS MAY EXPERIENCE DELAYS AND TECHNICAL DIFFICULTIES IN NEW PRODUCT INTRODUCTIONS AND MANUFACTURING, WHICH CAN ADVERSELY AFFECT ITS REVENUES, GROSS MARGINS AND NET INCOME.

         Because Brooks' systems are complex, there can be a significant lag between the time Brooks introduces a system and the time it begins to produce that system in volume. As technology in the semiconductor industry becomes more sophisticated, Brooks is finding it increasingly difficult to design and integrate complex technologies into its systems, to procure adequate supplies of specialized components, to train its technical and manufacturing personnel and to make timely transitions to high-volume manufacturing. Many customers also require customized systems, which compound these difficulties. Brooks sometimes incurs substantial unanticipated costs to ensure that its new products function properly and reliably early in their life cycle. These costs could include greater than expected installation and support costs or increased materials costs as a result of expedited changes. Brooks may not be able to pass these costs on to its customers. In addition, Brooks has experienced, and may continue to experience, difficulties in both low and high volume manufacturing. Any of these results could seriously harm Brooks' business.

         Moreover, on occasion Brooks has failed to meet its customers' delivery or performance criteria, and as a result Brooks has deferred revenue recognition and incurred late delivery penalties and had higher warranty and service costs. These failures could continue and could also cause Brooks to lose business from those customers and suffer long-term damage to its reputation.

BROOKS MAY BE UNABLE TO RECRUIT AND RETAIN NECESSARY PERSONNEL BECAUSE OF INTENSE COMPETITION FOR HIGHLY SKILLED PERSONNEL.

         Brooks needs to retain a substantial number of employees with technical backgrounds for both its hardware and software engineering, manufacturing, sales and support staffs. The market for these employees is intensively competitive, and Brooks has occasionally experienced delays in hiring qualified personnel. Due to the cyclical nature of the demand for its products and the current downturn in the semiconductor market, Brooks recently reduced its workforce as a cost reduction measure. If the semiconductor market experiences an upturn, Brooks may need to rebuild its workforce. Due to the competitive nature of the labor markets in which Brooks operates, this type of employment cycle increases Brooks' risk of being unable to retain and recruit key personnel. Brooks' inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect its ability to develop, manufacture, install and support its products and may result in lost revenue and market share if customers seek alternative solutions.

BROOKS' INTERNATIONAL BUSINESS OPERATIONS EXPOSE IT TO A NUMBER OF DIFFICULTIES IN COORDINATING ITS ACTIVITIES ABROAD AND IN DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS.

         Sales to customers outside North America accounted for approximately 61% of Brooks' total revenues in the first quarter of fiscal 2002, 50% of total revenues in fiscal 2001, 48% in fiscal 2000 and 43% in fiscal 1999. Brooks anticipates that international sales will continue to account for a significant portion of its revenues. Many of Brooks' vendors are located in foreign countries. As a result of its international business operations, Brooks is subject to various risks, including:

         - difficulties in staffing and managing operations in multiple locations in many countries;

         - difficulties in managing distributors, representatives and third party systems integrators;

         - challenges presented by collecting trade accounts receivable in foreign jurisdictions;

         -        longer sales-cycles;

         -        possible adverse tax consequences;

         -        fewer legal protections for intellectual property;

         - governmental currency controls and restrictions on repatriation of earnings;

         -        changes in various regulatory requirements;

         -        political and economic changes and disruptions; and

         -        export/import controls and tariff regulations.

         To support its international customers, Brooks maintains locations in several countries, including Belgium, Canada, China, Germany, Japan, Malaysia, Singapore, South Korea, Switzerland, Taiwan and the United Kingdom. Brooks cannot guarantee that it will be able to manage these operations effectively. Brooks cannot assure you that its investment in these international operations will enable it to compete successfully in international markets or to meet the service and support needs of its customers, some of whom are located in countries where Brooks has no infrastructure.

         Although Brooks' international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for Brooks to compete with foreign manufacturers on price. If Brooks' international sales increase relative to its total revenues, these factors could have a more pronounced effect on Brooks' operating results.

BROOKS MUST CONTINUALLY IMPROVE ITS TECHNOLOGY TO REMAIN COMPETITIVE.

         Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. Brooks believes its success depends in part upon its ability to enhance its existing products and to develop and market new products to meet customer needs, even in industry downturns. For example, as the semiconductor industry transitions from 200mm manufacturing technology to 300mm technology, Brooks believes it is important to its future success to develop and sell new products that are compatible with 300mm technology. If competitors introduce new technologies or new products, Brooks' sales could decline and its existing products could lose market acceptance. Brooks cannot guarantee that it will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of Brooks' product development and introduction depends on a number of factors, including:

         - accurately identifying and defining new market opportunities and products;

         - completing and introducing new product designs in a timely manner;

         - market acceptance of Brooks' products and its customers' products;

         - timely and efficient software development, testing and process;

         - timely and efficient implementation of manufacturing and assembly processes;

         -        product performance in the field;

         -        development of a comprehensive, integrated product strategy;
                  and

         - efficient implementation and installation and technical support services.

         Because Brooks must commit resources to product development well in advance of sales, its product development decisions must anticipate technological advances by leading semiconductor manufacturers. Brooks may not succeed in that effort. Its inability to select, develop, manufacture and market new products or enhance its existing products could cause it to lose its competitive position and could seriously harm its business.

BROOKS FACES SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR BROOKS' PRODUCTS OR SERVICES.

         The markets for Brooks' products are intensely competitive. Brooks may be unable to compete successfully.

         Brooks believes the primary competitive factors in the tool automation systems segment are throughput, reliability, contamination control, accuracy and price/performance. Brooks believes that its primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from an independent supplier like Brooks. Many of these original equipment manufacturers have substantially greater resources than Brooks does. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. Brooks may not be successful in selling its products to original equipment manufacturers that internally satisfy their wafer or substrate handling needs, regardless of the performance or the price of Brooks products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become Brooks competitors.

         Brooks believes that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, Brooks competes directly with Asyst, Rorze, Fortrend, Newport, TDK, Yasakawa and Hirata. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

         Brooks believes that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation and process control solutions are product functionality, price/performance, ease of use, ease of integration and installation, hardware and software platform compatibility, costs to support and maintain, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. Brooks directly competes in this market with various competitors, including Applied Materials-Consilium, IBM, Si-view, Compaq, TRW, Camstar and numerous small, independent software companies. Brooks also competes with the in-house software staffs of semiconductor manufacturers like NEC, Texas Instruments and Intel. Most of those manufacturers have substantially greater resources than Brooks does.

BROOKS' RECENT RAPID GROWTH IS STRAINING ITS OPERATIONS AND REQUIRING IT TO INCUR COSTS TO UPGRADE ITS INFRASTRUCTURE.

         During fiscal 2000 and 2001, Brooks experienced extremely rapid growth in its operations, its product offerings and the geographic area of its operations. The proposed merger with PRI will continue this trend. Brooks' growth has placed a significant strain on its management, operations and financial systems. Brooks' future operating results will depend in part on its ability to continue to implement and improve its operating and financial controls and management information systems. If Brooks fails to manage its growth effectively, its financial condition, results of operations and business could be harmed.

MUCH OF BROOKS' SUCCESS AND VALUE LIES IN ITS OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, AND BROOKS' FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT ITS FUTURE OPERATIONS.

         Brooks' ability to compete is heavily affected by its ability to protect its intellectual property. Brooks relies primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect its intellectual property. The steps Brooks has taken to protect its technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Brooks' patents could be invalidated or circumvented. The laws of certain foreign countries in which Brooks products are or may be developed, manufactured or sold may not fully protect Brooks' products. This may make the possibility of piracy of Brooks' technology and products more likely. Brooks cannot guarantee that the steps Brooks has taken to protect its intellectual property will be adequate to prevent misappropriation of its technology. Other companies could independently develop similar or superior technology without violating Brooks' proprietary rights. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Brooks may engage in litigation to:

         -        enforce its patents;

         -        protect its trade secrets or know-how;

         - defend itself against claims alleging it infringes the rights of others; or

         - determine the scope and validity of the patents or intellectual property rights of others.

         Any litigation could result in substantial cost to Brooks and divert the attention of Brooks' management, which could harm its operating results and its future operations.

BROOKS' OPERATIONS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Particular aspects of Brooks' technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to Brooks' business. Brooks cannot predict the extent to which it may be required to seek licenses or alter its products so that they no longer infringe the rights of others. Brooks cannot guarantee that the terms of any licenses it may be required to seek will be reasonable. Similarly, changing Brooks' products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of its products. A party making a claim of infringement could secure a judgment against Brooks that requires it to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Brooks from selling its products. Any claim of infringement by a third party also could cause Brooks to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of Brooks management. Any of these events could seriously harm Brooks' business.

BROOKS' BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF GENERAL SIGNAL OR APPLIED MATERIALS.

         Brooks received notice from General Signal Corporation alleging certain of Brooks' tool automation products that Brooks sells to semiconductor process tool manufacturers infringed General Signal's patent rights. The notification advised Brooks that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against Brooks and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by Brooks, these five patents would appear to be the patents referred to by General Signal in its prior notice to Brooks. Applied Materials has not contacted Brooks regarding these patents. Brooks cannot guarantee that it would prevail in any litigation by Applied Materials seeking damages or expenses from Brooks or to enjoin Brooks from selling its products on the basis of the alleged patent infringement, or that a license for any of the alleged infringed patents will be available to Brooks on reasonable terms, if at all. A substantial portion of Brooks' revenues for the quarter ended December 31, 2001 and for fiscal 2001 derive from the products that are alleged to infringe.

BROOKS' BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF ASYST TECHNOLOGIES,
INC.

         Brooks acquired certain assets, including a transport system known as IridNet, from the Infab division of Jenoptik AG on September 30, 1999. Asyst Technologies, Inc. had previously filed suit against Jenoptik AG and other defendants, claiming that products of the defendants, including IridNet, infringe Asyst's patents. This ongoing litigation may ultimately affect certain products sold by Brooks. Brooks has received notice that Asyst may amend its complaint to name Brooks as an additional defendant. Based on Brooks' investigation of Asyst's allegations, Brooks does not believe it is infringing any claims of Asyst's patents. Brooks intends to continue to support Jenoptik to argue vigorously, among other things, the position that the IridNet system does not infringe the Asyst patents. If Asyst prevails in prosecuting its case, Asyst may seek to prohibit Brooks from developing, marketing and using the IridNet product without a license. Because patent litigation can be extremely expensive, time-consuming, and its outcome uncertain, Brooks may seek to obtain licenses to the disputed patents. Brooks cannot guarantee that licenses will be available to it on reasonable terms, if at all. If a license from Asyst is not available, Brooks could be forced to incur substantial costs to reengineer the IridNet system, which could diminish its value. In any case, Brooks may face litigation with Asyst. Such litigation could be costly and would divert Brooks management's attention and resources. In addition, even though sales of IridNet comprised less than 1% of Brooks' total revenues for fiscal year 2001, if Brooks does not prevail in such litigation, Brooks could be forced to pay significant damages or amounts in settlement. Jenoptik has indemnified Brooks for losses Brooks may incur in this action.


BROOKS' SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUE, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS WITH SUBSTANTIAL LITIGATION COSTS.

         Complex software products like Brooks' can contain errors or defects, particularly when Brooks first introduces new products or when it releases new versions or enhancements. Any defects or errors could result in lost revenue or a delay in market acceptance, which would seriously harm Brooks' business and operating results. Brooks has occasionally discovered software errors in its new software products and new releases after their introduction, and Brooks expects that this will continue. Despite internal testing and testing by current and potential customers, Brooks' current and future products may contain serious defects.

         Because many of Brooks' customers use their products for business-critical applications, any errors, defects or other performance problems could result in financial or other damage to Brooks' customers and could significantly impair their operations. Brooks' customers could seek to recover damages from Brooks for losses related to any of these issues. A product liability claim brought against Brooks, even if not successful, would likely be time-consuming and costly to defend and could adversely affect Brooks' marketing efforts.

THE IMPACT OF TERRORIST THREATS ON THE GENERAL ECONOMY COULD DECREASE BROOKS' REVENUES.

         On September 11, 2001, the United States was subject to terrorist attacks at the World Trade Center buildings in New York City and the Pentagon in Washington, D.C. The potential near- and long-term impact these attacks may have in regards to Brooks' suppliers and customers, markets for their products and the U.S. economy are uncertain. There may be other potential adverse effects on Brooks' operating results due to this significant event that Brooks cannot foresee.

                  RISK FACTORS RELATING TO BROOKS' ACQUISITIONS

BROOKS HAS ANNOUNCED A MERGER WITH PRI AUTOMATION, INC., AND UNCERTAINTY REGARDING THE MERGER MAY DISRUPT BROOKS' OPERATIONS AND ADVERSELY AFFECT ITS BUSINESS.

         On October 24, 2001, Brooks announced its proposed merger with PRI Automation, Inc. Brooks cannot guarantee that the merger will occur. The merger will happen only if stated conditions are met, including approval of the issuance of shares in the merger by Brooks' stockholders, approval of the merger by PRI's stockholders, clearance of the merger under United States and foreign antitrust laws, and the absence of any material adverse change in the business of Brooks or PRI. Many of the conditions are outside the control of Brooks and PRI, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers and channel partners to delay or defer decisions concerning Brooks, which could negatively affect its business. Customers, suppliers and channel partners may also seek to change existing agreements with Brooks as a result of the merger. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on Brooks' business, regardless of whether the merger is ultimately completed. Many costs related to the merger, such as legal, accounting, financial advisor and financial printing fees, must be paid by Brooks regardless of whether the merger is completed. If the merger is not completed for any reason, Brooks may be subject to a number of risks, including a decline in the market price of Brooks common stock, to the extent that the relevant current market price reflects a market assumption that the merger will be completed, and substantial disruption to Brooks' business and distraction of its workforce and management team. In addition, employees who are uncertain about their future with the combined company or who do not wish to work for the combined company may seek employment elsewhere, which could impair Brooks' ability to operate its business.

BROOKS' BUSINESS COULD BE HARMED IF BROOKS FAILS TO ADEQUATELY INTEGRATE THE OPERATIONS OF THE BUSINESSES IT HAS ACQUIRED.

         Brooks has completed a number of acquisitions in a short period of time. Brooks' management must devote substantial time and resources to the integration of the operations of its acquired businesses with its core business and its other acquired businesses. If Brooks fails to accomplish this integration efficiently, Brooks may not realize the anticipated benefits of its acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of its acquired businesses, presents a significant challenge to Brooks' management. This is compounded by the challenge of simultaneously managing a larger entity. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

         -        assimilating products and designs into integrated solutions;

         - informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into Brooks' overall operations;

         - integrating personnel with disparate business backgrounds and cultures;

         -        defining and executing a comprehensive product strategy;

         -        managing geographically remote units;

         - managing the risks of entering markets or types of businesses in which Brooks has limited or no direct experience; and

         - minimizing the loss of key employees of the acquired businesses.

         If Brooks delays the integration or fails to integrate an acquired business or experiences other unforeseen difficulties, the integration process may require a disproportionate amount of Brooks management's attention and financial and other resources. Brooks' failure to adequately address these difficulties could harm its business and financial results.

BROOKS' BUSINESS MAY BE HARMED BY ACQUISITIONS BROOKS COMPLETES IN THE FUTURE.

         Brooks plans to continue to pursue additional acquisitions of related businesses. Brooks' identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on Brooks' business, diversion of Brooks management's attention and risks associated with unanticipated problems or latent liabilities. If Brooks is successful in pursuing future acquisitions, Brooks may be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect Brooks' results of operations and be dilutive to its stockholders. If Brooks spends significant funds or incurs additional debt, Brooks' ability to obtain financing for working capital or other purposes could decline, and Brooks may be more vulnerable to economic downturns and competitive pressures. Brooks cannot guarantee that it will be able to finance additional acquisitions or that it will realize any anticipated benefits from acquisitions that Brooks completes. Should Brooks successfully acquire another business, the process of integrating acquired operations into Brooks' existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of Brooks' existing business.

                RISK FACTORS RELATING TO THE BROOKS COMMON STOCK

BROOKS' OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT ITS BUSINESS AND ITS STOCK PRICE.

         Brooks' revenues, margins and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

         -        the level of demand for semiconductors in general;

         - cycles in the market for semiconductor manufacturing equipment and automation software;

         - the timing, rescheduling, cancellation and size of orders from Brooks' customer base;

         - Brooks' ability to manufacture, test and deliver products in a timely and cost-effective manner;

         -        Brooks' success in winning competitions for orders;

         - the timing of Brooks' new product announcements and releases and those of its competitors;

         -        the mix of products it sells;

         -        the timing of any acquisitions and related costs;

         -        competitive pricing pressures; and

         - the level of automation required in fab extensions, upgrades and new facilities.

         Brooks entered the factory automation software business in fiscal 1999. A portion of Brooks' revenues from this business will depend on achieving project milestones. As a result, Brooks' revenue from this business will be subject to fluctuations depending upon a number of factors, including whether Brooks can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

BROOKS' STOCK PRICE IS VOLATILE.

         The market price of the Brooks common stock has fluctuated widely. For example, between April 4, 2001 and April 30, 2001, the closing price of Brooks' common stock rose from approximately $35.45 to $62.61 per share and between August 28, 2001 and September 28, 2001, the price of the Brooks common stock dropped from approximately $48.15 to $26.59 per share. Consequently, the current market price of the Brooks common stock may not be indicative of future market prices, and Brooks may be unable to sustain or increase the value of an investment in its common stock. Factors affecting Brooks' stock price may include:

         -        variations in operating results from quarter to quarter;

         - changes in earnings estimates by analysts or Brooks' failure to meet analysts' expectations;

         - changes in the market price per share of Brooks' public company customers;

         -        market conditions in the industry;

         -        general economic conditions;

         -        low trading volume of Brooks common stock; and

         -        the number of firms making a market in Brooks common stock.

         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like Brooks. These market fluctuations could adversely affect the market price of the Brooks common stock.

BECAUSE A LIMITED NUMBER OF STOCKHOLDERS, INCLUDING A MEMBER OF BROOKS' MANAGEMENT TEAM, OWNS A SUBSTANTIAL NUMBER OF SHARES OF BROOKS COMMON STOCK AND ARE PARTIES TO A VOTING AGREEMENT, THEIR DECISIONS MAY BE DETRIMENTAL TO YOUR INTERESTS.

         By virtue of their stock ownership and voting agreement, Robert J. Therrien, Brooks' president and chief executive officer, and Jenoptik AG have the power to significantly influence Brooks' affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of Brooks' directors, amendments to Brooks' certificate of incorporation, mergers, sales of assets and other acquisitions or sales. These stockholders may exercise their influence over Brooks in a manner detrimental to your interests. As of January 31, 2002, Mr. Therrien and M+W Zander Holding GmbH, a subsidiary of Jenoptik AG, beneficially owned approximately 9.0% of the Brooks common stock.

         Brooks has a stockholders agreement with Mr. Therrien, M+W Zander Holding GmbH and Jenoptik AG under which M+W Zander Holding GmbH agreed to vote all of its shares on all matters in accordance with the recommendation of a majority of Brooks' board of directors.

PROVISIONS OF BROOKS' CERTIFICATE OF INCORPORATION, BYLAWS, CONTRACTS AND 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2008 MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR BROOKS' COMMON STOCK.

         Brooks' certificate of incorporation and bylaws contain provisions that may make an acquisition of Brooks more difficult and discourage changes in Brooks' management. These provisions could limit the price that investors might be willing to pay for shares of Brooks' common stock. In addition, Brooks has adopted a shareholder rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase Brooks common stock at a price substantially discounted from the then applicable market price of Brooks common stock. Because of its possible dilutive effect to a potential acquirer, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for Brooks that is not approved by Brooks' board of directors. Accordingly, the rights plan could have an adverse impact on Brooks' stockholders who might want to vote in favor of a merger or participate in a tender offer. In addition, Brooks may issue shares of preferred stock upon terms the board of directors deems appropriate without stockholder approval. Brooks' ability to issue preferred stock in such a manner could enable its board of directors to prevent changes in its management or control. Finally, upon a change of control of Brooks, Brooks may be required to repurchase convertible subordinated notes at a price equal to 100% of the principal outstanding amount thereof, plus accrued and unpaid interest, if any, to the date of the repurchase. Such a repurchase of the notes would represent a substantial cash outflow; accordingly, the repayment of the notes upon a change of control of Brooks could discourage third parties from proposing a merger with, initiating a tender offer for or otherwise attempting to gain control of Brooks.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes and incorporates by reference "forward-looking statements"' within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Brooks, which are usually identified by the use of words such as "will," "may,"' "anticipates," "believes," "estimates," "expects," "projects," "plans," "predicts," "continues," "intends," "should," "would," or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

    These forward-looking statements reflect our current views and expectations about Brooks' plans, strategies and prospects, which are based on the information currently available and on current assumptions.

    We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the "Risk Factors" section beginning on page 4 of this prospectus. In addition, events may occur in the future that we are not able to accurately predict or control and that may cause actual results to differ materially from the expectations described in the forward-looking statements. Readers should not place undue reliance on the forward-looking statements included or incorporated by reference in this prospectus. These forward-looking statements speak only as of the date on which the statements were made. In evaluating forward-looking statements, you also should consider the other risks described from time to time in Brooks' reports filed with the SEC.

    We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

    The selling stockholders are listed on the table below. The NASR Family Trust acquired shares of our common stock from us in connection with our acquisition of substantially all of the assets of General Precision, Inc. The remaining selling stockholders acquired shares of our common stock from us as consideration for our acquisition of substantially all of the capital stock of Tec-Sem AG. We issued the shares registered hereunder pursuant to exemptions from the registration requirements of the Securities Act of 1933. Under the terms of the asset purchase agreement regarding the assets of General Precision, Inc., and the share purchase agreement regarding the capital stock of Tec-Sem AG, we have agreed to register the shares of our common stock acquired by the selling stockholders hereunder.

    Registration by the selling stockholders does not necessarily mean that the selling stockholders will sell any or all of their shares.

    The information with regard to each selling stockholder in the table below is based upon information provided to us by each selling stockholder as of January 31, 2002. The shares listed below represent the shares that each selling stockholder currently beneficially owns and the number of shares each selling stockholder indicated it plans to offer.

    The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                          SHARES BENEFICIALLY OWNED                                 SHARES BENEFICIALLY OWNED
                                          AND OWNERSHIP PERCENTAGE         NUMBER OF SHARES         AND OWNERSHIP PERCENTAGE
SELLING STOCKHOLDER                           PRIOR TO OFFERING              BEING OFFERED               AFTER OFFERING
-------------------                       ------------------------         ----------------         -------------------
NASR Family Trust                             850,000(4.2%)                    850,000                 0 (0%)
Jakob Blattner                                    46,500(*)                    46,500                  0 (0%)
Rodolfo Federici                                  46,500(*)                    46,500                  0 (0%)
Alwo AG                                           46,500(*)                    46,500                  0 (0%)
Walter Grobli                                     15,500(*)                    15,500                  0 (0%)
Werner Herzog                                      4,180(*)                     4,180                  0 (0%)
Bernhard Strasser                                  2,750(*)                     2,750                  0 (0%)
John Fiddes                                        2,250(*)                     2,250                  0 (0%)
Leroy Shissler                                     1,650(*)                     1,650                  0 (0%)
Franz Zaugg                                        2,330(*)                     2,330                  0 (0%)
Ricardo Negreira                                   2,050(*)                     2,050                  0 (0%)
Uwe Peregi                                         2,600(*)                     2,600                  0 (0%)
Nabor Wagner                                       1,980(*)                     1,980                  0 (0%)
Pino Barbitta                                      1,250(*)                     1,250                  0 (0%)
Erich Jager                                          600(*)                       600                  0 (0%)
Thomas Zimmermann                                    980(*)                       980                  0 (0%)
Stefan Krug                                        1,500(*)                     1,500                  0 (0%)
Bertram Wuestrich                                    880(*)                       880                  0 (0%)
Any future transferee, pledgee,
donee or successor of the
selling stockholders(1)


--------
*  Less than 1%

(1) Information about other selling stockholders will be set forth in prospectus supplements, if required.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. The selling stockholders include their respective pledgees, donees, distributees, transferees or other successors-in-interest selling shares received from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus. A supplement to this prospectus may be filed naming that successor-in-interest prior to consummating a sale hereunder. The selling stockholders may offer the shares of Brooks common stock at various times in one or more of the following transactions:

         -        on one or more exchange;

         -        in the over the counter market;

         - in private transactions other than an exchange or in the over the counter market;

         - in connection with short sales of the shares of Brooks common stock;

         -        by pledge to secure debts and other obligations;

         - in connection with the writing of non-traded and exchange-traded call options,

         - in hedge transactions and in settlement of other transactions or over the counter options; or

         -        in a combination of any of the above transactions.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated or fixed prices.

         The selling stockholders may use broker-dealers to sell their shares. The selling stockholders may pay broker-dealers compensation in the form of commissions, discounts or concessions in amounts to be negotiated in connection with the sales. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commissions, discount or concession may be deemed to be underwriting discounts or commissions under the Act. If any of the selling stockholders was deemed an underwriter, that selling stockholder might be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws. These expenses include registration and qualification fees, legal fees and expenses, and auditing and accounting expenses. The selling stockholders have agreed to bear their own counsel fees or any brokers' commissions or underwriting discounts incurred in connection with the registration of their shares. The selling stockholders may agree to indemnify any broker-dealer, agent or other person that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, rather than pursuant to this prospectus provided they meet the criteria and conform to the requirements of that Rule.

         There can be no assurance that the selling stockholders will sell any or all of the shares of Brooks common stock offered hereunder.

         The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common stock by selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

    Pursuant to the agreements relating to our acquisition of General Precision, Inc. and Tec-Sem AG, we and each selling stockholder who acquired shares of our common stock pursuant to such agreements will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

                                  LEGAL MATTERS


    The validity of the shares of common stock to be sold in this offering will be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.


                                     EXPERTS

         The audited financial statements incorporated in this prospectus by reference to the annual report on Form 10-K of Brooks Automation, Inc. for the year ended September 30, 2001, except as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited financial statements of General Precision, Inc., incorporated in this prospectus by reference to Brooks Automation, Inc.'s current report on Form 8-K/A dated October 5, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Ernst & Young LLP, independent auditors, have audited the financial statements of Irvine Optical Company, LLC as of December 31, 1999 and 1998, and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Irvine Optical Company, LLC's ability to continue as a going concern as described in Note 1 to those financial statements). Brooks has incorporated by reference Ernst & Young LLP's report with respect to Irvine Optical Company, LLC's financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

         The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until each selling stockholder sells all of its Brooks common stock:

         -        Annual Report on Form 10-K for the year ended September 30,
                  2001;

         -        Current Report on Form 8-K filed on October 19, 2001;

         -        Current Report on Form 8-K filed on October 22, 2001;

         -        Current Report on Form 8-K filed on October 26, 2001;

         -        Current Report on Form 8-K/A filed on December 7, 2001;


         -        Current Report on Form 8-K filed on February 7, 2002;

         -        Current Report on Form 8-12 filed on March 1, 2002;

         -        Quarterly Report on Form 10-Q for the quarter ended December
                  31, 2001;


         - The description of our common stock that is contained in our Registration Statement on Form 8-A filed on January 27, 1995; and

         - The description of our preferred share rights that is contained in our Registration Statement on Form 8-A filed on August 7, 1997.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                             Brooks Automation, Inc.
                               15 Elizabeth Drive
                         Chelmsford, Massachusetts 01824
                          Attention: Investor Relations
                                 (978) 262-5799

         You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           SEC Registration Fee........................................           $4,458.93
           Printing Expenses...........................................         $10,000.00*
           Accounting Fees and Expenses................................         $10,000.00*
           Legal Fees and Expenses.....................................         $15,000.00*
           Miscellaneous...............................................              $41.07
                                                                                 ----------
             TOTAL                                                               $39,500.00
                                                                                 ==========

---------------
 * Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 9 of the Registrant's Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by the Delaware General Corporation Law. Article VII of the Registrant's Bylaws provides that the Registrant shall indemnify its officers and directors to the extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided with respect to reimbursement of expenses incurred in defending any action, suit or proceeding if the party in question is successful on the merits or otherwise. The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. Brooks may also enter into similar agreements with certain of its officers who are not also directors. The effect of these provisions is to permit indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended. The Registrant also maintains directors and officers liability insurance.

ITEM 16. EXHIBITS

                   EXHIBIT
                   NUMBER                                    TITLE                                  REFERENCE

                    2.01       Agreement and Plan of Merger dated September 21, 1998 relating          A**
                               to the combination of FASTech Integration, Inc. with the
                               Registrant.

                    2.02       Stock for Cash Purchase Agreement dated March 31, 1999                  B**
                               relating to the acquisition of Hanyon Tech. Co., Ltd. by the
                               Registrant.

                    2.03       Assets for Cash Purchase Agreement dated June 23, 1999 relating         C**
                               to the acquisition of substantially all the assets of Domain
                               Manufacturing Corporation and its Subsidiary Domain
                               Manufacturing SARL by the Registrant.

                    2.04       Agreement and Plan of Merger dated July 7, 1999 relating to             D**
                               the combination of Smart Machines Inc. with the Registrant.

                    2.05       Master Purchase Agreement dated September 9, 1999 relating  to          E**
                               the acquisition of substantially all of the assets of the Infab
                               Division of Jenoptik by the Registrant.

                    2.06       Agreement and Plan of Merger dated January 6, 2000 relating             F**
                               to the combination of AutoSimulations, Inc. and Auto-Soft
                               Corporation with the Registrant.

                    2.07       Interests for Stock Purchase Agreement dated May 5, 2000                G**
                               relating to the acquisition of Irvine Optical Company LLC by the
                               Registrant, as amended.

                    2.08       Stock Purchase Agreement dated as of February 16, 2001                  H**
                               relating to the acquisition of SEMY Engineering, Inc. by the
                               Registrant.

                    2.09       Asset Purchase Agreement dated June 26, 2001 relating to the            I**
                               acquisition of assets of the e-diagnostic infrastructure of
                               KLA-Tencor Corporation and its subsidiary KLA-Tencor
                               Technologies Corporation.

                    2.10       Agreement and Plan of Merger dated June 27, 2001 relating to            J**
                               the combination of Progressive Technologies Inc. with the
                               Registrant.

                   2.11        Asset Purchase Agreement dated October 5, 2001 relating to              K**
                               the acquisition of substantially all of the assets of General
                               Precision, Inc. and GPI-Mostek, Inc. by the Registrant.

                   2.12        Share Purchase Agreement dated October 9, 2001 relating to              L**
                               the acquisition of Tec-Sem AG by the Registrant.

                   2.13        Amended and Restated Agreement and Plan of Merger relating to           O**
                               the acquisition of PRI Automation, Inc. by the Registrant.

                    4.01       Specimen Certificate for shares of the Registrant's common stock.       N**

                    4.02       Description of Capital Stock (contained in the Certificate of           M**
                               Incorporation of the Registrant).

                    4.03       Rights Agreement dated July 23, 1997.                                   BB**

                    4.04       Amendment to Rights Agreement between the Registrant and Bank           AA**
                               Boston, N.A. as Rights Agent.

                    4.05       Registration Rights Agreement dated January 6, 2000.                    AA**

                    4.06       Shareholders Agreement dated January 6, 2000 by and among the           Q**
                               Registrant, Daifuku America Corporation and Daifuku Co., Ltd.

                    4.07       Stockholders Agreement dated September 30, 1999 by and among the        E**
                               Registrant, Jenoptik AG, M+W Zander Holding GmbH and Robert J.
                               Therrien.

                    4.08       Indenture dated as of May 23, 2001 between the Registrant and           R**
                               State Street Bank and Trust Company (as Trustee).


                    4.09       Registration Rights Agreement dated May 23, 2001 among the              R**
                               Registrant and Credit Suisse First Boston Corporation and SG
                               Cowen Securities Corporation (as representatives of several purchasers).

                    4.10       Form of 4.75% Convertible Subordinated Note of the Registrant in        R**
                               the principal amount of $175,000,000 dated as of May 23, 2001.

                    4.11       Stock Purchase Agreement dated June 20, 2001 relating to the            S**
                               acquisition of CCS Technology, Inc. by the Registrant.


                    4.12       Asset Purchase Agreement dated February 15, 2002 relating to the        T**
                               acquisition of substantially all of the assets of Intelligent
                               Automation Systems, Inc., Intelligent Automation Systems, Inc.,
                               Trust and IAS Products, Inc. by the Registrant



                    5.01       Opinion of Brown, Rudnick, Freed & Gesmer.                              Filed previously



                   23.01       Consent of Brown Rudnick Freed & Gesmer (contained in                   Filed previously
                               Exhibit 5.01).


                   23.02       Consent of PricewaterhouseCoopers LLP (Independent accountants          Filed herewith
                               for the Registrant).

                   23.03       Consent of Ernst & Young LLP, Independent Auditors.                     Filed herewith

                   23.04       Consent of PricewaterhouseCoopers LLP (Independent accountants          Filed herewith
                               for General Precision, Inc.)


                   24.01       Power of Attorney.                                                      Filed previously





----------

A. Incorporated by reference to the Registrant's registration statement on Form S-4 (Registration No. 333-64037) filed on September 23, 1998.

B. Incorporated by reference to the Registrant's current report on Form 8-K filed on May 6, 1999.

C. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 14, 1999.

D. Incorporated by reference to the Registrant's current report on Form 8-K filed on September 15, 1999, and amended on September 29, 2000

E. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 15, 1999.

F. Incorporated by reference to the Registrant's current report on Form 8-K filed on January 19, 2000.

G. Incorporated by reference to the Registrant's registration statement on Form S-3 (Registration No. 333-42620) filed on July 31, 2000.

H. Incorporated by reference to the Registrant's current report on Form 8-K filed on March 1, 2001.

I. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 9, 2001.

J. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 24, 2001.

K. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 19, 2001.

L. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 22, 2001.

M. Incorporated by reference to the Registrant's quarterly report on Form 10-Q filed on May 15, 2000 for the quarterly period ended March 31, 2000.

N. Incorporated by reference to the Registrant's registration statement on Form S-1 (Registration No. 33-87296) filed on December 13, 1994.

O. Incorporated by reference to the Registrant's registration statement on Form S-4 filed on December 19, 2001.

Q. Incorporated by reference to the Registrant's current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

R. Incorporated by reference to the Registrant's current report on Form 8-K filed on May 29, 2001.

S. Incorporated by reference to the Registrant's registration statement on Form S-8 (Registration No. 333-67432) filed on August 13, 2001.


T. Incorporated by reference to the Registrant's current report on Form 8-K filed on March 1, 2002.


AA. Incorporated by reference to the Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2001.

BB. Incorporated by reference by reference to the Company's current report on Form 8-K filed on August 7, 1997.



** In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to Item 15 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby further undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and
                  (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, Commonwealth of Massachusetts, on the 15th day of March, 2002.


                                                      BROOKS AUTOMATION, INC.


                                                      By: /s/ Robert J. Therrien
                                                          ----------------------
                                                          Robert J. Therrien
                                                          Chief Executive
                                                          Officer and President






         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                                  TITLE                               DATE
       /s/ Robert J. Therrien                     Director, Chief Executive Officer              March 15, 2002
       -------------------------                  and President (Principal
       Robert J. Therrien                         Executive Officer)


       /s/ Ellen B. Richstone                     Senior Vice President Finance and              March 15, 2002
       -------------------------                  Administration and Chief Financial
       Ellen B. Richstone                         Officer  (Principal Financial Officer)


       /s/ Steven E. Hebert                       Principal Accounting Officer                   March 15, 2002
       -------------------------
       Steven E. Hebert

                  *                               Director                                       March 15, 2002
       -------------------------
       Roger D. Emerick

                  *                               Director                                       March 15, 2002
       -------------------------
       Amin J. Khoury

                  *                               Director                                       March 15, 2002
       -------------------------
       Juergen Giessmann

                  *                               Director                                       March 15, 2002
       -------------------------
       Joseph R. Martin


  By: /s/ Ellen B. Richstone
      --------------------------
      Ellen B. Richstone
      Attorney-in-fact


                                  EXHIBIT INDEX

                   EXHIBIT
                   NUMBER                                    TITLE                                REFERENCE
                   ------                                    -----                                ---------

                    2.01       Agreement and Plan of Merger dated September 21, 1998 relating        A**
                               to the combination of FASTech Integration, Inc. with the
                               Registrant.

                    2.02       Stock for Cash Purchase Agreement dated March 31, 1999                B**
                               relating to the acquisition of Hanyon Tech. Co., Ltd. by the
                               Registrant.

                    2.03       Assets for Cash Purchase Agreement dated June 23,                     C**
                               1999 relating to the acquisition of substantially
                               all the assets of Domain Manufacturing Corporation and its
                               Subsidiary Domain Manufacturing SARL by the Registrant.

                    2.04       Agreement and Plan of Merger dated July 7, 1999 relating to           D**
                               the combination of Smart Machines Inc. with the Registrant.

                    2.05       Master Purchase Agreement dated September 9, 1999                     E**
                               relating to the acquisition of substantially all
                               of the assets of the Infab Division of Jenoptik
                               by the Registrant.

                    2.06       Agreement and Plan of Merger dated January 6, 2000 relating           F**
                               to the combination of AutoSimulations, Inc. and Auto-Soft
                               Corporation with the Registrant.

                    2.07       Interests for Stock Purchase Agreement dated May                      G**
                               5, 2000 relating to the acquisition of Irvine
                               Optical Company LLC by the Registrant, as
                               amended.

                    2.08       Stock Purchase Agreement dated as of February 16, 2001                H**
                               relating to the acquisition of SEMY Engineering, Inc. by the
                               Registrant.

                    2.09       Asset Purchase Agreement dated June 26, 2001                          I**
                               relating to the acquisition of assets of
                               the e-diagnostic infrastructure of KLA-Tencor
                               Corporation and its subsidiary KLA-Tencor
                               Technologies Corporation.

                    2.10       Agreement and Plan of Merger dated June 27, 2001 relating to          J**
                               the combination of Progressive Technologies Inc. with the
                               Registrant.

                   2.11        Asset Purchase Agreement dated October 5, 2001 relating to            K**
                               the acquisition of substantially all of the assets of General
                               Precision, Inc. and GPI-Mostek, Inc. by the Registrant.

                   2.12        Share Purchase Agreement dated October 9, 2001 relating to            L**
                               the acquisition of Tec-Sem AG by the Registrant.

                   2.13        Amended and Restated Agreement and Plan of Merger relating to         O**
                               the acquisition of PRI Automation, Inc. by the Registrant.

                    4.01       Specimen Certificate for shares of the Registrant's common stock.     N**

                    4.02       Description of Capital Stock (contained in the Certificate of         M**
                               Incorporation of the Registrant).

                    4.03       Rights Agreement dated July 23, 1997.                                 BB**

                    4.04       Amendment to Rights Agreement between the Registrant and Bank         AA**
                               Boston, N.A. as Rights Agent.

                    4.05       Registration Rights Agreement dated January 6, 2000.                  AA**

                    4.06       Shareholders Agreement dated January 6, 2000 by and among the         Q**
                               Registrant, Daifuku America Corporation and Daifuku Co., Ltd.

                    4.07       Stockholders Agreement dated September 30, 1999 by and among the      E**
                               Registrant, Jenoptik AG, M+W Zander Holding GmbH and Robert J.
                               Therrien.

                    4.08       Indenture dated as of May 23, 2001 between the Registrant and         R**
                               State Street Bank and Trust Company (as Trustee).

                    4.09       Registration Rights Agreement dated May 23, 2001                      R**
                               among the Registrant and Credit Suisse First
                               Boston Corporation and SG Cowen Securities
                               Corporation (as representatives of several
                               purchasers).

                    4.10       Form of 4.75% Convertible Subordinated Note of                        R**
                               the Registrant in the principal amount of
                               $175,000,000 dated as of May 23, 2001.

                    4.11       Stock Purchase Agreement dated June 20, 2001 relating to the          S**
                               acquisition of CCS Technology, Inc. by the Registrant.


                    4.12       Asset Purchase Agreement dated February 15, 2002 relating to the      T**
                               acquisition of substantially all of the assets of Intelligent
                               Automation Systems, Inc., Intelligent Automation Systems, Inc.
                               Trust and IAS Products, Inc. by the Registrant.



                    5.01       Opinion of Brown, Rudnick, Freed & Gesmer.                            Filed previously



                   23.01       Consent of Brown Rudnick Freed & Gesmer (contained in                 Filed previously
                               Exhibit 5.01).


                   23.02       Consent of PricewaterhouseCoopers LLP (Independent accountants        Filed herewith
                               for the Registrant).

                   23.03       Consent of Ernst & Young LLP, Independent Auditors.                   Filed herewith

                   23.04       Consent of PricewaterhouseCoopers LLP (Independent accountants        Filed herewith
                               for General Precision, Inc.)


                   24.01       Power of Attorney.                                                    Filed previously


----------

A. Incorporated by reference to the Registrant's registration statement on Form S-4 (Registration No. 333-64037) filed on September 23, 1998.

B. Incorporated by reference to the Registrant's current report on Form 8-K filed on May 6, 1999.

C. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 14, 1999.

D. Incorporated by reference to the Registrant's current report on Form 8-K filed on September 15, 1999, and amended on September 29, 2000

E. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 15, 1999.

F. Incorporated by reference to the Registrant's current report on Form 8-K filed on January 19, 2000.

G. Incorporated by reference to the Registrant's registration statement on Form S-3 (Registration No. 333-42620) filed on July 31, 2000.

H. Incorporated by reference to the Registrant's current report on Form 8-K filed on March 1, 2001.

I. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 9, 2001.

J. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 24, 2001.

K. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 19, 2001.

L. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 22, 2001.

M. Incorporated by reference to the Registrant's quarterly report on Form 10-Q filed on May 15, 2000 for the quarterly period ended March 31, 2000.

N. Incorporated by reference to the Registrant's registration statement on Form S-1 (Registration No. 33-87296) filed on December 13, 1994.

O. Incorporated by reference to the Registrant's registration statement on Form S-4 filed on December 19, 2001.

Q. Incorporated by reference to the Registrant's current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

R. Incorporated by reference to the Registrant's current report on Form 8-K filed on May 29, 2001.

S. Incorporated by reference to the Registrant's registration statement on Form S-8 (Registration No. 333-67432) filed on August 13, 2001.


T. Incorporated by reference to the Registrant's current report on Form 8-K filed on March 1, 2002.


AA. Incorporated by reference to the Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2001.

BB. Incorporated by reference by reference to the Company's current report on Form 8-K filed on August 7, 1997.



----

** In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.